Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 1, 2019, relating to the consolidated financial statements of Arcadia Biosciences, Inc. and its subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Arcadia Biosciences, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Phoenix, Arizona

July 26, 2019